Exhibit 99.1

January 16, 2002

Endocardial Solutions Names Mark Wagner Director

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) has named Mark Wagner, currently the chief executive officer of cMore Medical, a healthcare software company which serves the medical billing and logistics arena, to its board of directors.

Prior to joining cMore Medical, Mr. Wagner served as chairman and chief executive officer of Survivalink, a defibrillator company, from 1996 to 2001.  Additionally, Mark held senior positions with Nellcor and GE Medical Systems.  Mr. Wagner currently serves as chairman of Altiva, a dental implant company, and is on the board of directors of Data Science International, an implantable blood flow and pressure device company.

“Endocardial Solutions will greatly benefit from Mark’s extensive experience within the medical device industry,” said Jim Bullock, president and chief executive officer.  “We look forward to his insights and expertise as we position our technology to advance the understanding and clinical therapy of cardiac arrhythmias.”

About Endocardial Solutions

Based in St.Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity. The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com